As filed with the Securities and Exchange Commission on August 24, 2000

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                         -------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                      ------------------------------------
             (Exact name of Registrant, as specified in its charter)

        DELAWARE                                          94-2904044
        --------                                          ----------
(State of Incorporation)                       (IRS Employer Identification No.)

                            6530 Paseo Padre Parkway
                            Fremont, California 94555
                    (Address of principal executive offices)

                         -------------------------------

                        1998 EMPLOYEE STOCK PURCHASE PLAN
                           N.E.T. STOCK OPTION PROGRAM
                            (Full title of the plan)

                         -------------------------------

                              Mary Ann Moran, Esq.
                                 General Counsel
                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                            6530 Paseo Padre Parkway
                            Fremont, California 94555
                                 (510) 713-7300
            (Name, address and telephone number of agent for service)

                         -------------------------------

                                   Copies to:

                              Twila L. Foster, Esq.
                             Melinda L. Sesto, Esq.
              CROSBY, HEAFEY, ROACH & MAY PROFESSIONAL CORPORATION
                       Two Embarcadero Center, Suite 2000
                         San Francisco, California 94111

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                     PROPOSED
     TITLE OF                         MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF
 SECURITIES TO BE   AMOUNT TO BE  OFFERING PRICE      AGGREGATE     REGISTRATION
    REGISTERED       REGISTERED    PER SHARE (2)   OFFERING PRICE       FEE
--------------------------------------------------------------------------------
Common Stock, par   4,450,657(1)       $9.20         $40,946,044     $10,809.76
value $0.01 per
share
--------------------------------------------------------------------------------

(1) Registering 950,657 shares for the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan') and 3,500,000 shares for the N.E.T. Stock Option Program (the "Stock Option Program").

(2) Estimated in accordance with Rule 457 (h) under the Securities Act of 1933, as amended (the "Securities Act") and, in part, pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. With respect to 25,319 shares subject to outstanding options to purchase Common Stock under the Stock Option Program, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h), under which the per share price of options to purchase stock under an employee stock option plan shall be estimated by reference to the exercise price of such options. The weighted average exercise price of the 25,319 shares subject to outstanding options under the Stock Option Program is $10.31. With respect to 3,474,681 shares of Common Stock available for future grant under the Stock Option Program, Stock, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low price reported on the New York Stock Exchange on August 21, 2000, which average was $9.50. With respect to the 950,657 shares of Common Stock available for purchase under the Stock Purchase Plan, the calculation is based upon 85% of the average of the high and low prices reported of one share of Common Stock of the Registrant, as reported on the New York Stock Exchange on August 21, 2000. The price per share for the Stock Purchase Plan is 85% of the Market Price. The number referenced in the table above under "Proposed Maximum Offering Price Per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

Pursuant to General Instruction E of the General Instructions to the Form S-8, this Registration Statement incorporates by reference the Registrant's Registration Statement on Form S-8 filed April 10, 1998 (No. 333-49837).

                    -----------------------------------------


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      There are hereby incorporated by reference the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

      1. Registration Statement on Form S-8 (No. 333-49837), as filed on April 10, 1998;

      2. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, including all material incorporated by reference therein;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed on August 14, 2000;

      4. The description of the Registrants' Common Stock contained in its registration statement filed with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any amendment or reports filed for the purpose of updating such description; and

      5. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently field document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Section 6 of Article VII of the Registrant's By-Laws provides:


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

      "INDEMNIFICATION OF OFFICERS AND DIRECTORS

      (a) Indemnification in Actions Other Than Those Brought by the Corporation. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Except as provided in paragraph (d) of this Section 6, the corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

      (b) Indemnification in Actions Brought By or on Behalf of the Corporation. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit.

      (c) Expenses; Prepayment. The corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer who has been successful on the merits or otherwise in defending any action, suit or proceeding referenced in paragraphs (a) and (b) of this Section 6 and shall pay such expenses in advance of the final disposition of such matter upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

      (d) Indemnification Procedure; Claims. Any indemnification under paragraphs (a) and (b) of this Section 6 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b). If a claim for indemnification or payment of expenses under Section 6 of this

            Article is not paid in full within sixty days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

      (e) Indemnification of Others. The Board of Directors, in its discretion, shall have the power on behalf of the corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the corporation and to pay the expenses incurred by any such person in defending such action, suit or proceeding in advance of its final disposition.

      (f) Non-exclusivity of Rights. The indemnification and advancement of expenses provided by or granted pursuant to Section 6 of this
            Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      (g) Other Indemnification. The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

      (h) Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section 6.

      (i) Successor Entities. For purposes of Section 6 of this Article VII, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation shall stand in the same position under the provisions of this Section 6 of
            Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.


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

      (j) Survival of Rights; Amendment or Repeal. The indemnification and advancement of expenses provided by or granted pursuant to this
            Article VII shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the foregoing provisions of Section 6 of this
            Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

      In addition, the Article IX of the Registrant's Restated Certificate of Incorporation provides as follows:

      "A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this
      Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      Exhibit No. 5.1 Opinion of Crosby, Heafey, Roach & May Professional Corporation, as to the legality of securities being registered.

      Exhibit No. 23.1 Independent Auditors' Consent.

      Exhibit No. 23.2 Consent of Counsel (contained in Exhibit 5.1 above).

      Exhibit No. 24.1 Power of Attorney (see page 10).

      Exhibit No. 99.1 1998 Employee Stock Purchase Plan, as amended.

      Exhibit No. 99.2 N.E.T. Stock Option Program, as amended.

Item 9. Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in


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

            the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 21, 2000.

                                        NETWORK EQUIPMENT TECHNOLOGIES, INC.


                                        By: /s/ Hubert A.J. Whyte
                                           -------------------------------------
                                           Hubert A.J. Whyte, President and
                                           Chief Executive Officer and
                                           Director

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hubert A.J. Whyte, John C. Batty and/or Mary Ann Moran, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, alone or together, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

          Signature                         Title                     Date
          ---------                         -----                     ----

/s/ Hubert A.J. Whyte                President, Chief Executive
------------------------------       Officer and Director         August 21, 2000
Hubert A.J. Whyte                    (Principal Executive
                                     Officer)

/s/ John C. Batty                    Senior Vice President and
------------------------------       Chief Financial Officer      August 21, 2000
/s/ John C. Batty                    (Principal Financial and
                                     Accounting Officer)

/s/ Dixon R. Doll                    Director                     August 21, 2000
-----------------------------
Dixon R. Doll

/s/ James K. Dutton                  Director                     August 21, 2000
-----------------------------
James K. Dutton

/s/ Walter J. Gill                   Director                     August 21, 2000
-----------------------------
Walter J. Gill

/s/ George M. Scalise                Director                     August 21, 2000
-----------------------------
George M. Scalise

/s/ Peter Sommerer                   Director                     August 21, 2000
-----------------------------
Peter Sommerer

/s/ Hans A. Wolf                     Director                     August 21, 2000
-----------------------------
Hans A. Wolf


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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                    EXHIBITS

--------------------------------------------------------------------------------

                       Registration Statement on Form S-8

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.

                                INDEX OF EXHIBITS

                                                                Sequentially
 Exhibit No.                                                    Numbered Page
 -----------                                                    -------------

      5.1     Opinion of Crosby, Heafey, Roach & May,
              Professional Corporation

     23.1     Independent Auditors' Consent

     23.2 Consent of Counsel (contained in Exhibit 5.1 above).

     24.1     Power of Attorney (see page 10)

     99.1     1998 Employee Stock Purchase Plan, as amended

     99.2     N.E.T. Stock Option Program, as amended